Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3, (Nos. 333-266724 and 333-265763) and Form S-8 (Nos. 333-263844 and 333-255664) of Vaccitech plc of our report dated March 24, 2023 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Reading, United Kingdom
March 24, 2023